Exhibit 10.24

PURCHASE AND SALE AGREEMENT AND

JOINT ESCROW INSTRUCTIONS

AMENDMENT NO. 1

This Purchase and Sale Agreement and Joint Escrow Instructions Amendment No. 1 (the “Amendment No.1”) is made as of October 30, 2012 (the “Effective Date”) by and between Electronics For Imaging, Inc., a Delaware corporation (“Seller”), and Gilead Sciences, Inc., a Delaware corporation (“Buyer”), in the following factual context:

A. Buyer and Seller entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of July 18, 2012 (the “Original Agreement”), pursuant to which Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer that certain Property (as more particularly defined in the Original Agreement), subject to the terms and conditions contained therein.

B. Pursuant to Section 3.2 of the Original Agreement, Buyer timely delivered a conditional Approval Notice, expressly conditioned upon the Seller and Buyer reaching agreement on the terms and conditions of an amendment to the Original Agreement.

C. Buyer and Seller wish to amend the Original Agreement on the terms and conditions set forth herein in satisfaction of such conditions contained in the conditional Approval Notice.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase Price Reduction. Section 2.1 of the Original Agreement is amended to reduce the Purchase Price by the sum of Two Hundred Sixty Seven Thousand Eight Hundred Thirty Six Dollars ($267,836) such that the Purchase Price shall be One Hundred Seventy Nine Million Seven Hundred Thirty Two Thousand One Hundred Sixty Four Dollars ($179,732,164).

2. General Release of Claims re Parking Operating Expenses. Buyer and Seller, on behalf of themselves and their respective directors, officers, shareholders, employees, agents, representatives, affiliates, subsidiaries, successors and assigns, as of Closing, irrevocably release, remise and forever discharge the other and their respective directors, officers, shareholders, employees, agents, representatives, affiliates, subsidiaries, successors and assigns, from any and all claims, causes of action, damages, demands, liabilities, judgments, costs and expenses whatsoever which they now have or may hereinafter acquire in law or in equity, past, present, and future, known and unknown, suspected and unsuspected which, in whole or in part, arise out of or in any manner: (a) to pay or owe Operating Costs under the REA (as hereinafter defined) and under the Parking Agreement; and (b) to reimburse utility costs under §2.02 of the REA, each from the inception of the REA and Parking Agreement through Closing. The “REA” shall mean that certain Reciprocal Easement Agreement by and between Buyer and Seller dated as of January 19, 2009 and recorded as Document # 2009-008980 in the Official Records of the County of San Mateo. This Section 2 shall survive the Closing.

Each of Buyer and Seller agree that this Section 2 is a full and final release of any and all such claims and expressly waive, as to such claims, the benefits of Section 1542 of California Civil Code (or any similar or successor statute), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS

OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Escrow Holdback. At Closing, a portion of the Purchase Price equal to One Hundred Thousand Dollars ($100,000) (the “Holdback”) shall remain in escrow (the “Holdback Escrow”) with the Escrow Holder, pursuant to the terms of the “Holdback Agreement” attached hereto as Exhibit A and incorporated herein by this reference, which the parties will execute and deliver to Escrow at Closing. Any disbursement of the Holdback to Buyer in accordance with the Holdback Agreement shall result in a reduction of the Purchase Price. Notwithstanding the foregoing, for convenience the parties agree that the Purchase Price inclusive of the Holdback shall be the sum reported for purposes of calculating transfer taxes and value of the Property at Closing

4. Extension of Period within which to Identify Additional Floor. Pursuant to Section 9.7.3 of the Original Agreement, Seller is to identify, by the expiration of the Due Diligence Period, the Additional Floor. The parties hereby extend the time period for identification of the Additional Floor to 5:00 p.m. on Friday, November 30, 2012 within which period Seller shall identify either the 7th or 9th Floor of the Premises as the Additional Floor. For clarity, Seller’s obligations under this Section shall survive Closing. Promptly following Seller’s identification of the Additional Floor, the parties shall enter into an amendment of the EFI Lease to specify such Additional Floor.

5. Building Services Agreement. At and effective as of Closing, the parties shall execute and deliver a building services agreement substantially in the form attached hereto as Exhibit B, incorporated herein by this reference, memorializing the protocols to which the parties have agreed regarding the coordination of the transfer of services relating to the operation of the Property and regarding the provision of such services during the term of the EFI Lease.

A. Notice of Expiration of Development Agreement. Seller shall, at no cost to Seller, at any time after Closing, at the request of Buyer, execute such documents as are reasonably required by First American Title Insurance Company (“First American”) to reflect in the Official Records of the County of San Mateo the expiration as to the Property of that certain Development Agreement dated July 10, 1997, and recorded in the Official Records of San Mateo County, California on August 14, 1997, as Document No. 97-099348, as amended by that certain First Amendment to Development Agreement dated July 17, 2000 and recorded in the Official Records of San Mateo County, California on August 2, 2000, as Document No. 2000-093959 (as amended, the “Development Agreement”). The removal of the Development Agreement as an exception to title reflected in a final owner’s policy of title insurance issued by First American in favor of Seller shall fully satisfy this obligation.

6. Lease, The Parties agree, and hereby amend the form of EFI Lease to be entered into as of Closing attached to the Original Agreement as Exhibit F, as follows:

(a) In Exhibit C of the EFI Lease providing the space plan for each floor or partial floor of the Leased Premises (as defined in the EFI Lease): (i) the following rentable square feet shall be indicated on the floor plan for each floor or partial floor of the Leased Premises:

First Floor	10,085 rentable square feet
Second Floor	30,603 rentable square feet
Portion of the Third Floor	17,021 rentable square feet
Fourth Floor	31,483 rentable square feet
Sixth Floor	31,604 rentable square feet
Seventh Floor	31,798 rentable square feet
Eighth Floor	31,992 rentable square feet
Ninth Floor	32,186 rentable square feet
Tenth Floor	21,200 rentable square feet

(b) In Exhibit C of the EFI Lease, the space plan for Floor 2 shall be revised to indicate a path of travel from the Skyway to the elevators on Floor 2 with the following notation inserted onto the space plan for Floor 2: “Landlord reserves for itself, employees, agents, contractors and invitees an uninterrupted right of access over and through the path of travel to and from the Skyway and the elevators on Floor 2 as shown hereon.”

(c) Because the rentable square feet of the portions of the “Leased Premises” identified in Section 1.1 of the EFI Lease will change based upon the identification of the Additional Floor pursuant to Section 4 of this Amendment No. 1, the references to rentable square feet of each portion of the Leased Premises shall be revised to refer to the rentable square feet indicated in the floor plans of each applicable floor as provided in Exhibit C of the EFI Lease.

(d) Because the rentable square feet of each floor of the Remainder and the Additional Floor are not identical, in Section 2.7 of the EFI Lease, the holdover penalty in each of subsections i, ii, and iii shall be revised to be a sum equal to the formula set forth in each such subsection, rather than a stipulated sum. The rentable square feet used for each floor of the Leased Premises for purposes of such formulas shall refer to the rentable square feet indicated in the floor plans for the applicable floor(s) provided in Exhibit C of the EFI Lease.

7. Closing Date. Seller and Buyer acknowledge and agree that the Closing Date shall be November 1, 2012.

8. Effect on Original Agreement. The Original Agreement shall continue in full force and effect as amended by this Amendment No. 1, and this Amendment No. 1 together with the Original Agreement as amended hereby, constitutes the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the provisions of this Amendment No. 1 and the provisions of the Original Agreement, the provisions of this Amendment No. 1 shall govern and control. Each and every other term, condition, covenant, representation, warranty and provision set forth in the Original Agreement shall remain in full force and effect in accordance with the terms of the Original Agreement. From and after the Effective Date, all references in the Original Agreement to the “Agreement” shall be deemed to mean the Original Agreement as amended by Amendment No. 1.

9. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to such term in the Original Agreement.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT AND

JOINT ESCROW INSTRUCTIONS

AMENDMENT NO.1

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the Effective Date.

BUYER: GILEAD SCIENCES, INC., a Delaware Corporation

By:	/S/ John F. Milligan
Name:	John F. Milligan
Its:	President and COO

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT AND

JOINT ESCROW INSTRUCTIONS

AMENDMENT NO.1

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the Effective Date.

SELLER:

ELECTRONICS FOR IMAGING, INC.,
a Delaware Corporation

By:	/S/ Vincent Pillette
Name:	Vincent Pillette
Its:	Chief Financial Officer